Exhibit 99.1
Michigan Consolidated Gas Company
Consolidated Financial Statements as of December 31, 2010 and 2009 and for each of the three years in the period ended
December 31, 2010 and Report of Independent Registered Public Accounting Firm

Michigan Consolidated Gas Company

DEFINITIONS

ASC	Accounting Standards Codification

ASU	Accounting Standards Update

CTA	Costs to achieve, consisting of project management, consultant support and employee severance, related to the Performance Excellence Process

Customer Choice	Michigan legislation giving customers the option to choose alternative suppliers for gas.

DTE Energy	DTE Energy Company, directly or indirectly the parent of The Detroit Edison Company, Michigan Consolidated Gas Company and numerous non-utility subsidiaries

FASB	Financial Accounting Standards Board

FERC	Federal Energy Regulatory Commission

GCR	A Gas Recovery Recovery mechanism authorized by the MPSC that allows MichCon to recover through rates its natural gas costs.

MichCon	Michigan Consolidated Gas Company (an indirect wholly owned subsidiary of DTE Energy) and subsidiary companies

MPSC	Michigan Public Service Commission

RDM	A Revenue Decoupling Mechanism authorized by the MPSC that is designed to minimize the impact on revenues of changes in average customer usage of natural gas.

SFAS	Statement of Financial Accounting Standards
Units of Measurement

Bcf	Billion cubic feet of gas

Mcf	Thousand cubic feet of gas

MMcf	Million cubic feet of gas

MANAGEMENT’S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS
Certain items reflected in the accompanying consolidated financial statements have been eliminated at DTE Energy as a result of purchase accounting adjustments.

(in Millions)	2010	2009	2008
Operating Revenues	$1,628	$1,765	$2,115
Cost of Gas	855	1,037	1,351

Gross Margin	773	728	764
Operation and Maintenance	373	411	464
Depreciation and Amortization	92	109	102
Taxes Other Than Income	54	48	47
Asset (Gains), Net	—	(30)	(26)

Operating Income	254	190	177
Other (Income) and Deductions	56	57	59
Income Tax Provision	68	40	38

Net Income	$130	$93	$80

Gross margin increased $45 million in 2010 and decreased $36 million in 2009. Revenues associated with certain tracking mechanisms and surcharges are offset by related expenses elsewhere in the Consolidated Statement of Operations.

(in Millions)	2010	2009
2010 self-implementation and rate order	$125	$—
Lost and stolen gas	13	(15)
Midstream storage and transportation revenues	(20)	22
Uncollectible tracking mechanism	(43)	(28)
Lower sales volumes	—	(13)
Weather	(23)	(4)
Other	(7)	2

Increase (decrease) in gross margin	$45	$(36)

(in Millions)	2010	2009	2008
Gas Markets
Gas sales	$1,259	$1,420	$1,789
End user transportation	185	144	143
Intermediate transportation	69	69	72
Other	115	132	111

	$1,628	$1,765	$2,115

	2010	2009	2008
Gas Markets (Bcf))
Gas sales	116	135	146
End user transportation	140	124	122

	256	259	268
Intermediate transportation	391	462	437

	647	721	705

     Operation and maintenance expense decreased $38 million in 2010 and $53 million in 2009. The decrease in 2010 is primarily due to reduced uncollectible expenses of $35 million and the deferral of $32 million of previously expensed CTA restructuring expenses, partially offset by higher maintenance expenses of $11 million, increased energy optimization expenses of $9 million, higher employee benefit-related expenses of $3 million and expense of $3 million for contributions to the Low Income Energy Efficiency Fund. The decrease in 2009 was primarily due to $33 million of reduced uncollectible expenses, $15 million of lower employee benefit-related expenses, $14 million from continuous improvement initiatives and other cost reductions resulting in lower contract labor and outside services expense, information technology and other staff expenses, partially offset by higher health care expenses of $8 million and $4 million of energy optimization expenses. See Note 9 of Notes to Consolidated Financial Statements in Item 8 of this report.
     Depreciation and amortization expense decreased $17 million in 2010 due to the March 2010 MPSC order that reduced MichCon’s depreciation rates effective April 1, 2010.
     Asset (gains) losses, net decreased $30 million due to 2009 gains on the sale of base gas and the sale of certain gathering and processing assets.
     Outlook — We continue to move forward in our efforts to improve the operating performance and cash flow of MichCon. Unfavorable economic trends have resulted in a decrease in the number of customers in our service territory, increased customer conservation and continued high levels of theft and uncollectible accounts receivable. The MPSC has provided for an uncollectible expense tracking mechanism which assists in mitigating the impacts of economic conditions in our service territory and a revenue decoupling mechanism that addresses changes in average customer usage due to general economic conditions and conservation. These and other tracking mechanisms and surcharges are expected to result in lower earnings volatility in the future. Looking forward, we face additional issues, such as volatility in gas prices, investment returns and changes in discount rate assumptions in benefit plans and health care costs. We expect to continue an intense focus on our continuous improvement efforts to improve productivity, minimize lost and stolen gas, and decrease our costs while improving customer satisfaction with consideration of customer rate affordability.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholder of Michigan Consolidated Gas Company:
In our opinion, the accompanying consolidated statements of financial position and the related consolidated statements of operations, of cash flows and of changes in shareholder’s equity and comprehensive income present fairly, in all material respects, the financial position of Michigan Consolidated Gas Company and its subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion. The financial statements of the Company for the year ended December 31, 2008 were audited by other auditors whose report dated March 20, 2009 expressed an unqualified opinion on those statements and includes an explanatory paragraph relating to the adoption of new accounting standards.
/s/ PricewaterhouseCoopers LLP
Detroit, Michigan
March 17, 2011

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31
(in Millions)	2010	2009	2008
Operating Revenues	$1,628	$1,765	$2,115

Operating Expenses
Cost of gas	855	1,037	1,351
Operation and maintenance	373	411	464
Depreciation and amortization	92	109	102
Taxes other than income	54	48	47
Asset (gains), net	—	(30)	(26)

	1,374	1,575	1,938

Operating Income	254	190	177

Other (Income) and Deductions
Interest expense	66	67	65
Interest income	(9)	(8)	(8)
Other income	(6)	(8)	(11)
Other expenses	5	6	13

	56	57	59

Income Before Income Taxes	198	133	118

Income Tax Provision	68	40	38

Net Income	$130	$93	$80

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions)	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$—	$2
Accounts receivable (less allowance for doubtful accounts of $94 and $134, respectively)
Customer	421	489
Affiliates	49	47
Other	—	2
Inventories
Gas	43	44
Materials and supplies	17	16
Gas customer choice deferred asset	105	107
Current deferred income taxes	38	46
Notes receivable
Affiliates	4	3
Other	3	3
Other	12	13

	692	772

Investments	24	50

Property
Property, plant and equipment	3,817	3,753
Less accumulated depreciation and amortization	(1,622)	(1,612)

	2,195	2,141

Other Assets
Regulatory assets	778	777
Net investment in lease	71	73
Notes receivable — affiliates	1	4
Prepaid pension costs — affiliates	178	154
Other	10	10

	1,038	1,018

Total Assets	$3,949	$3,981

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
(in Millions, Except Shares)	2010	2009
LIABILITIES AND SHAREHOLDER’S EQUITY
Current Liabilities
Accounts payable
Affiliates	$24	$21
Other	156	181
Short-term borrowings
Affiliates	137	115
Other	150	327
Other	111	91

	578	735

Long-Term Debt	889	889

Other Liabilities
Deferred income taxes	454	363
Regulatory liabilities	614	626
Accrued pension liability — affiliates	50	33
Accrued postretirement liability — affiliates	182	218
Asset retirement obligations	118	114
Other	53	77

	1,471	1,431

Commitments and Contingencies (Notes 9 and 14)

Shareholder’s Equity
Common stock, $1 par value, 15,100,000 shares authorized, 10,300,000 shares issued and outstanding	534	509
Retained earnings	479	419
Accumulated other comprehensive loss	(2)	(2)

	1,011	926

Total Liabilities and Shareholder’s Equity	$3,949	$3,981

See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
(in Millions)	2010	2009	2008
Operating Activities
Net income	$130	$93	$80
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	92	109	102
Deferred income taxes and investment tax credits, net	70	57	64
Asset gains, net	—	(30)	(26)
Changes in assets and liabilities:
Accounts receivable, net	25	87	(54)
Inventories	—	(27)	19
Accrued postretirement liability — affiliates	(36)	(131)	81
Accrued pension liability — affiliates	(23)	(18)	331
Recoverable pension and postretirement costs	(6)	(6)	(436)
Accrued gas cost recovery	(16)	26	(70)
Accounts payable	(25)	(9)	(25)
Income, property and other taxes payable	35	(47)	(17)
Other assets	26	60	(82)
Other liabilities	39	41	20

Net cash from (used for) operating activities	311	205	(13)

Investing Activities
Plant and equipment expenditures	(146)	(167)	(239)
Proceeds from sale of assets	9	70	7
Other	29	29	3

Net cash used for investing activities	(108)	(68)	(229)

Financing Activities
Issuance of long-term debt	—	—	446
Redemption of long-term debt	—	—	(275)
Short-term borrowings, net	(156)	(80)	68
Capital contribution by parent company	25	—	50
Dividends on common stock	(70)	(50)	(50)
Other	(4)	(8)	—

Net cash from (used for) financing activities	(205)	(138)	239

Net Decrease in Cash and Cash Equivalents	(2)	(1)	(3)

Cash and Cash Equivalents at Beginning of Period	2	3	6

Cash and Cash Equivalents at End of Period	$—	$2	$3

Cash Paid (Received) for:
Interest (excluding interest capitalized)	$67	$66	$63
Income taxes	$9	$(8)	$(17)
Noncash investing and financing activities
Common stock	$—	$—	$12
Accrued capital expenditures	$3	$(5)	$(19)
See Notes to Consolidated Financial Statements

MICHIGAN CONSOLIDATED GAS COMPANY
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S EQUITY
AND COMPREHENSIVE INCOME

				Accumulated
				Other
(Dollars in Millions,	Common Stock		Retained	Comprehensive
Shares in Thousands)	Shares	Amount	Earnings	Loss	Total
Balance, December 31, 2007	10,300	$447	$336	$(1)	$782

Net income	—	—	80	—	80
Implementation of ASC 715 (SFAS No. 158) measurement date provision, net of tax	—	—	(2)	—	(2)
Benefit obligations, net of tax	—	—	—	(1)	(1)
Capital contribution	—	62	—	—	62
Dividends declared on common stock	—	—	(37)	—	(37)

Balance, December 31, 2008	10,300	509	377	(2)	884

Net income	—	—	93	—	93
Dividends declared on common stock	—	—	(51)	—	(51)

Balance, December 31, 2009	10,300	509	419	(2)	926

Net income	—	—	130	—	130
Capital contribution	—	25	—	—	25
Dividends declared on common stock	—	—	(70)	—	(70)

Balance, December 31, 2010	10,300	$534	$479	$(2)	$1,011

The following table displays comprehensive income:

(in Millions)	2010	2009	2008
Net income	$130	$93	$80

Other comprehensive loss:
Benefit obligations, net of tax of $—, $— and $(1)	—	—	(1)

Comprehensive income	$130	$93	$79

See Notes to Consolidated Financial Statements

Michigan Consolidated Gas Company
Notes to Consolidated Financial Statements
NOTE 1 — BASIS OF PRESENTATION
Corporate Structure
MichCon is a Michigan corporation organized in 1898. MichCon is an indirect, wholly-owned subsidiary of DTE Energy. MichCon is a public utility subject to regulation by the MPSC and the FERC. MichCon is engaged in the purchase, storage, transportation, gathering, distribution and sale of natural gas to approximately 1.2 million customers throughout Michigan and the sale of storage and transportation capacity.
References in this report to “we”, “us”, “our” or “Company” are to MichCon.
Basis of Presentation
The accompanying Consolidated Financial Statements are prepared using accounting principles generally accepted in the United States of America. These accounting principles require management to use estimates and assumptions that impact reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from the Company’s estimates.
Certain prior year balances were reclassified to match the current year’s financial statement presentation.
Principles of Consolidation
The Company consolidates all majority owned subsidiaries and investments in entities in which it has controlling influence. Non-majority owned investments are accounted for using the equity method when the Company is able to influence the operating policies of the investee. Non-majority owned investments include investments in limited liability companies, partnerships or joint ventures. When the Company does not influence the operating policies of an investee, the cost method is used. The Company eliminates all intercompany balances and transactions.
Effective January 1, 2010, the Company adopted the provisions of ASU 2009-17, Amendments to FASB Interpretation 46(R). ASU 2009-17 changed the methodology for determining the primary beneficiary of a VIE from a quantitative risk and rewards-based model to a qualitative determination. There is no grandfathering of previous consolidation conclusions. As a result, the Company re-evaluated all prior VIE and primary beneficiary determinations. The requirements of ASU 2009-17 were adopted on a prospective basis.
The Company evaluates whether an entity is a VIE whenever reconsideration events occur. The Company consolidates VIEs for which it is the primary beneficiary. If the Company is not the primary beneficiary and an ownership interest is held, the VIE is accounted for under the equity method of accounting. When assessing the determination of the primary beneficiary, the Company considers all relevant facts and circumstances, including: the power, through voting or similar rights, to direct the activities of the VIE that most significantly impact the VIE’s economic performance and the obligation to absorb the expected losses and/or the right to receive the expected returns of the VIE. The Company performs ongoing reassessments of all VIEs to determine if the primary beneficiary status has changed.
NOTE 2 — SIGNIFICANT ACCOUNTING POLICIES
Revenues
Revenues from the sale, delivery and storage of natural gas are recognized as services are provided. MichCon records revenues for gas provided but unbilled at the end of each month. Rates for MichCon include provisions to adjust billings for fluctuations in cost of natural gas and certain other costs. Revenues are adjusted for differences between actual costs and the amounts billed in current rates. Under or over recovered revenues related to these cost tracking mechanisms are recorded on the Consolidated Statement of Financial Position and are recovered or returned to customers through adjustments to the billing factors. See Note 9 for further discussion of cost recovery mechanisms.

MichCon has an RDM that is designed to minimize the impact on revenues of changes in average customer usage of natural gas. The June 2010 MPSC order in MichCon’s 2009 rate case provided for, among other items, the implementation of a pilot gas RDM effective July 1, 2010. The gas RDM enables MichCon to recover or refund the change in revenue resulting from the difference in weather-adjusted average sales per customer compared to the base average sales per customer established in the MPSC order. The RDM addresses changes in customer usage due to general economic conditions and conservation, but does not shield MichCon from the impacts of lost customers or the impact of weather on customer usage. The RDM is subject to review by the MPSC after the initial one-year pilot program.
Comprehensive Income (Loss)
Comprehensive income (loss) is the change in Common shareholder’s equity during a period from transactions and events from non-owner sources, including net income.

	Net		Accumulated
	Unrealized		Other
	Gains on	Benefit	Comprehensive
(in Millions)	Derivatives	Obligations	Loss
December 31, 2009	$(1)	$(1)	$(2)
Current period change	—	—	—

December 31, 2010	$(1)	$(1)	$(2)

Cash Equivalents
Cash and cash equivalents include cash on hand, cash in banks and temporary investments purchased with remaining maturities of three months or less.
Receivables
Accounts receivable are primarily composed of trade receivables and unbilled revenue. Our accounts receivable are stated at net realizable value.
The allowance for doubtful accounts is generally calculated using the aging approach that utilizes rates developed in reserve studies. The Company establishes an allowance for uncollectible accounts based on historical losses and management’s assessment of existing economic conditions, customer trends, and other factors. Customer accounts are generally considered delinquent if the amount billed is not received by the due date, typically 21 days, however, factors such as assistance programs may delay aggressive action. MichCon assesses late payment fees on trade receivables based on contractual past-due terms established with customers. Customer accounts are written off when collection efforts have been exhausted, generally one year after service has been terminated.
Unbilled revenues of $157 million and $171 million are included in customer accounts receivable at December 31, 2010 and 2009, respectively.
Notes Receivable
Notes receivable, or financing receivables, are primarily comprised of capital lease receivables and loans.
Notes receivable are typically considered delinquent when payment is not received for periods ranging from 60 to 120 days. The Company ceases accruing interest (nonaccrual status), considers a note receivable impaired, and establishes an allowance for credit loss when it is probable that all principal and interest amounts due will not be collected in accordance with the contractual terms of the note receivable. Cash payments received on nonaccrual status notes receivable, that do not bring the account contractually current, are first applied to contractually owed past due interest, with any remainder applied to principle. Accrual of interest is generally resumed when the note receivable becomes contractually current.

In determining the allowance for credit losses for notes receivable, we consider the historical payment experience and other factors that are expected to have a specific impact on the counterparty’s ability to pay. In addition, the Company monitors the credit ratings of the counterparties from which we have notes receivable.
Inventories
MichCon generally values materials and supplies at average cost.
Gas inventory of $43 million and $44 million as of December 31, 2010 and 2009, respectively, is determined using the last-in, first-out (LIFO) method. At December 31, 2010, the replacement cost of gas remaining in storage exceeded the LIFO cost by $147 million. At December 31, 2009, the replacement cost of gas remaining in storage exceeded the LIFO cost by $218 million.
Gas Customer Choice Deferred Asset
Gas Customer Choice Deferred Asset represents gas provided to MichCon by suppliers of gas for customers that participate in the Customer Choice program. As the gas is sold and billed to Customer Choice customers, primarily in the December through March heating season, this asset is reduced. At the end of an April through March cycle each year, any balance is reconciled and settled with the various suppliers.
Property, Retirement and Maintenance, and Depreciation, Depletion and Amortization
Property is stated at cost and includes construction-related labor, materials, overheads and an allowance for funds used during construction (AFUDC). The cost of properties retired, less salvage value, is charged to accumulated depreciation. Expenditures for maintenance and repairs are charged to expense when incurred.
MichCon bases depreciation provisions on straight-line and units-of-production rates approved by the MPSC.
Capitalized software costs are classified as Property, plant and equipment and the related amortization is included in Accumulated depreciation and amortization, on the Consolidated Statements of Financial Position. The Company capitalizes the costs associated with computer software it develops or obtains for use in its business. The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, primarily 15 years.
Long-Lived Assets
Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. If the carrying amount of the asset exceeds the expected future cash flows generated by the asset, an impairment loss is recognized resulting in the asset being written down to its estimated fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value, less costs to sell.
Excise and Sales Taxes
The Company records the billing of excise and sales taxes as a receivable with an offsetting payable to the applicable taxing authority, with no net impact on the Consolidated Statements of Operations.
Deferred Debt Costs
The costs related to the issuance of long-term debt are deferred and amortized over the life of each debt issue. In accordance with MPSC regulations, the unamortized discount, premium and expense related to debt redeemed with a refinancing are amortized over the life of the replacement issue.

Investments in Debt and Equity Securities
The Company generally classifies investments in debt and equity securities as trading and has recorded such investments at market value with unrealized gains or losses included in earnings.
Stock-Based Compensation
The Company received an allocation of costs from DTE Energy associated with stock-based compensation. Our allocation for 2010, 2009 and 2008 for stock-based compensation expense was approximately $7 million, $7 million and $5 million, respectively.
Asset Gains, net
In 2009, MichCon sold certain gathering and processing assets resulting in a gain of $21 million and recognized a gain of $9 million on the sale of base gas. In 2008, MichCon sold base gas resulting in a gain of $22 million and recognized a gain on the sale of land of $2 million. Proceeds from each of the base gas sales were received in January of the subsequent year.
Subsequent Events
The Company has evaluated subsequent events through March 17, 2011, the date that these financial statements were available to be issued.
Other Accounting Policies
See the following notes for other accounting policies impacting the Company’s consolidated financial statements:

Note	Title
3	New Accounting Pronouncements

4	Fair Value

5	Financial and Other Derivative Instruments

7	Asset Retirement Obligation

9	Regulatory Matters

10	Income Taxes

15	Retirement Benefits and Trusteed Assets
NOTE 3 — NEW ACCOUNTING PRONOUNCEMENTS
Variable Interest Entity
In June 2009, the FASB issued ASU 2009-17, Amendments to FASB Interpretation 46(R). This standard amends the consolidation guidance that applies to VIEs and affects the overall consolidation analysis under ASC 810-10, Consolidation. The amendments to the consolidation guidance affect all entities and enterprises currently within the scope of ASC 810-10, as well as qualifying special purpose entities that are currently outside the scope of ASC 810-10. Accordingly, the Company reconsidered its previous ASC 810-10 conclusions, including (1) whether an entity is a VIE, (2) whether the enterprise is the VIE’s primary beneficiary, and (3) what type of financial statement disclosures are required. ASU 2009-17 is effective as of the beginning of the first fiscal year that begins after November 15, 2009. The adoption of ASU 2009-17 on January 1, 2010 had no impact on the Consolidated Financial Statements. See Note 1.
Fair Value Measurements and Disclosures
In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements. ASU 2010-06 requires details of transfers in and out of Level 1 and 2 fair value measurements and the gross presentation of activity within the Level 3 fair value measurement roll forward. The new disclosures are required of all entities that are required to provide disclosures about recurring and nonrecurring fair value measurements. The Company adopted ASU 2010-06 effective January 1, 2010, except for the gross presentation of the Level 3 fair value measurement roll forward which is effective for annual reporting periods beginning after December 15, 2010 and for interim reporting periods within those years.

NOTE 4 — FAIR VALUE
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in a principal or most advantageous market. Fair value is a market-based measurement that is determined based on inputs, which refer broadly to assumptions that market participants’ use in pricing assets or liabilities. These inputs can be readily observable, market corroborated or generally unobservable inputs. The Company makes certain assumptions it believes that market participants would use in pricing assets or liabilities, including assumptions about risk, and the risks inherent in the inputs to valuation techniques. Credit risk of the Company and its counterparties is incorporated in the valuation of assets and liabilities through the use of credit reserves, the impact of which is immaterial at December 31, 2010 and 2009. The Company believes it uses valuation techniques that maximize the use of observable market-based inputs and minimize the use of unobservable inputs.
A fair value hierarchy has been established, which prioritizes the inputs to valuation techniques used to measure fair value in three broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). In some cases, the inputs used to measure fair value might fall in different levels of the fair value hierarchy. All assets and liabilities are required to be classified in their entirety based on the lowest level of input that is significant to the fair value measurement in its entirety. Assessing the significance of a particular input may require judgment considering factors specific to the asset or liability, and may affect the valuation of the asset or liability and its placement within the fair value hierarchy. The Company classifies fair value balances based on the fair value hierarchy defined as follows:
•	Level 1 — Consists of unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access as of the reporting date.

•	Level 2 — Consists of inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.

•	Level 3 — Consists of unobservable inputs for assets or liabilities whose fair value is estimated based on internally developed models or methodologies using inputs that are generally less readily observable and supported by little, if any, market activity at the measurement date. Unobservable inputs are developed based on the best available information and subject to cost-benefit constraints.
The following table presents assets measured and recorded at fair value on a recurring basis as of December 31, 2010:

				Balance at
(in Millions)	Level 1	Level 2	Level 3	December 31, 2010
Assets:
Investments (1)	$1	$—	$—	$1

Net Assets December 31, 2010	$1	$—	$—	$1

(1)	Excludes cash surrender value of life insurance investments.
Investments hold money market debt securities through a publicly traded institutional mutual fund, valued using quoted market prices in actively traded markets.
Fair Value of Financial Instruments
The fair value of long-term debt is determined by using quoted market prices when available and a discounted cash flow analysis based upon estimated current borrowing rates when quoted market prices are not available. The table below shows the fair value and the carrying value for long-term debt securities. Certain other financial instruments, such as notes payable, customer deposits and notes receivable are not shown as carrying value approximates fair value.

	December 31, 2010		December 31, 2009
	Fair Value	Carrying Value	Fair Value	Carrying Value
Long-Term Debt	$981 million	$889 million	$942 million	$889 million
NOTE 5 — FINANCIAL AND OTHER DERIVATIVE INSTRUMENTS
The Company recognizes all derivatives at their fair value on the Consolidated Statements of Financial Position unless they qualify for certain scope exceptions, including the normal purchases and normal sales exception. Further, derivatives that qualify and are designated for hedge accounting are classified as either hedges of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash flow hedge), or as hedges of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge). For cash flow hedges, the portion of the derivative gain or loss that is effective in offsetting the change in the value of the underlying exposure is deferred in Accumulated other comprehensive income and later reclassified into earnings when the underlying transaction occurs. For fair value hedges, changes in fair value for the derivative are recognized in earnings each period. Gains and losses from the ineffective portion of any hedge are recognized in earnings immediately. For derivatives that do not qualify or are not designated for hedge accounting, changes in the fair value are recognized in earnings each period.
The Company’s primary market risk exposure is associated with commodity prices, credit and interest rates. MichCon has risk management policies to monitor and manage market risks.
Commodity Price Risk
The Company has fixed-priced contracts for portions of its expected gas supply requirements through March 2014. These gas supply contracts are designated and qualify for the normal purchases and sales exemption and are therefore accounted for under the accrual method. We may also sell forward storage and transportation capacity contracts. Forward firm storage and transportation contracts are not derivatives and are therefore accounted for under the accrual method.
Credit Risk
The Company is exposed to credit risk if customers or counterparties do not comply with their contractual obligations. MichCon maintains credit policies that significantly minimize overall credit risk. These policies include an evaluation of potential customers’ and counterparties’ financial condition, credit rating, collateral requirements or other credit enhancements such as letters of credit or guarantees. The Company generally uses standardized agreements that allow the netting of positive and negative transactions associated with a single counterparty.
The Company maintains a provision for credit losses based on factors surrounding the credit risk of its customers, historical trends, and other information. Based on the Company’s credit policies and its December 31, 2010 provision for credit losses, the Company’s exposure to counterparty nonperformance is not expected to have a material adverse effect on the Company’s financial statements.
Interest Rate Risk
MichCon occasionally uses treasury locks and other interest rate derivatives to hedge the risk associated with interest rate market volatility. In 2004, MichCon entered into an interest rate derivative to limit its sensitivity to market interest rate risk associated with the issuance of long-term debt. Such instrument was designated as a cash flow hedge. The Company subsequently issued long-term debt and terminated the hedge at a cost that is included in accumulated other comprehensive loss. Amounts recorded in other comprehensive loss will be reclassified to interest expense as the related interest affects earnings through 2033.

NOTE 6 — PROPERTY, PLANT AND EQUIPMENT
Summary of property by classification as of December 31:

(in Millions)	2010	2009
Property, Plant and Equipment
Distribution	$2,460	$2,386
Storage	395	383
Transportation and Other	962	984

Total	3,817	3,753

Less Accumulated Depreciation
Distribution	(1,019)	(972)
Storage	(108)	(113)
Transportation and Other	(495)	(527)

Total	(1,622)	(1,612)

Net Property, Plant and Equipment	$2,195	$2,141

No AFUDC was capitalized during 2010 and AFUDC capitalized in 2009 was approximately $2 million.
The composite depreciation rate for MichCon was 2.5% in 2010, 3.1% in 2009, and 3.2% in 2008. In March 2010, the MPSC issued an order reducing MichCon’s composite depreciation rates effective April 1, 2010.
The average estimated useful life for gas distribution and transportation property was 62 years and 61 years, respectively, at December 31, 2010.
The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2010 were $96 million and $51 million, respectively. The gross carrying amount and accumulated amortization of capitalized software costs at December 31, 2009 were $98 million and $50 million, respectively. Capitalized software costs amortization expense was $7 million in 2010, $7 million in 2009 and $6 million in 2008. Amortization expense for capitalized software costs is estimated to be $7 million annually for 2011 through 2015.
The Company amortizes capitalized software costs on a straight-line basis over the expected period of benefit, ranging from 5 to 15 years.
NOTE 7 — ASSET RETIREMENT OBLIGATIONS
The Company has conditional retirement obligations for gas pipeline retirement costs. To a lesser extent, MichCon has conditional retirement obligations at certain service centers, compressor and gate stations. The Company recognizes such obligations as liabilities at fair market value at the time the associated assets are placed in service. Fair value is measured using expected future cash outflows discounted at our credit-adjusted risk-free rate. The Company defers timing differences that arise in the expense recognition of legal asset retirement costs that are currently recovered in rates.
No liability has been recorded with respect to lead-based paint, as the quantities of lead-based paint in our facilities are unknown. In addition, there is no incremental cost to demolitions of lead-based paint facilities vs. non-lead-based paint facilities and no regulations currently exist requiring any type of special disposal of items containing lead-based paint.

A reconciliation of the asset retirement obligation for 2010 follows:

(in Millions)
Asset retirement obligations at January 1, 2010	$114
Accretion	7
Liabilities settled	(3)

Asset retirement obligations at December 31, 2010	$118

NOTE 8 — RESTRUCTURING
Restructuring Costs
In 2005, the Company initiated a company-wide review of its operations called the Performance Excellence Process. The Company incurred CTA restructuring expense for employee severance, early retirement programs and other costs which include project management and consultant support. In September 2006, the MPSC issued an order approving a settlement agreement that allowed MichCon, commencing in 2006, to defer the incremental CTA. Further, the order provided for MichCon to amortize the CTA deferrals over a ten-year period beginning with the year subsequent to the year the CTA was deferred. The September 2006 order did not provide a regulatory recovery mechanism for MichCon, therefore MichCon expensed CTA incurred during the period 2006 through 2008. The Company incurred restructuring expense, net of amounts deferred and capitalized of $10 million in 2008. The June 2010 MPSC order provided for MichCon’s recovery of the regulatory unamortized balance of CTA. At June 30, 2010, MichCon deferred and recognized in income approximately $32 million ($20 million after-tax) of previously expensed CTA. The non-pension component of CTA of approximately $21 million is included in Regulatory assets. The pension component of CTA of approximately $11 million is included in Regulatory liabilities. MichCon amortized approximately $2 million of deferred CTA costs in 2010. Amounts expensed are recorded in Operation and maintenance expense on the Consolidated Statements of Operations. Deferred amounts are recorded in Regulatory assets and Regulatory liabilities on the Consolidated Statements of Financial Position. See Note 9.
NOTE 9 — REGULATORY MATTERS
Regulation
MichCon’s business is subject to the regulatory jurisdiction of the MPSC, which issues orders pertaining to rates, recovery of certain costs, including the costs of regulatory assets, conditions of service, accounting and operating-related matters. MichCon’s MPSC-approved rates charged to customers have historically been designed to allow for the recovery of costs, plus an authorized rate of return on our investments. MichCon operates natural gas storage and transportation facilities in Michigan as intrastate facilities regulated by the MPSC and provides intrastate storage and transportation services pursuant to an MPSC-approved tariff.
MichCon also provides interstate storage and transportation services in accordance with an Operating Statement on file with the FERC. The FERC’s jurisdiction is limited and extends to the rates, non-discriminatory requirements and terms and conditions applicable to storage and transportation provided by MichCon in interstate markets. FERC granted MichCon authority to provide storage and related services in interstate commerce at market-based rates. MichCon provides transportation services in interstate commerce at cost-based rates approved by the MPSC and filed with the FERC.
We are subject to the requirements of other regulatory agencies with respect to safety, the environment and health.
Regulatory Assets and Liabilities
MichCon is required to record regulatory assets and liabilities for certain transactions that would have been treated as revenue or expense in non-regulated businesses. Continued applicability of regulatory accounting treatment requires that rates be designed to recover specific costs of providing regulated services and be charged to and collected from customers. Future regulatory changes or changes in the competitive environment could result in the discontinuance of this accounting treatment for regulatory assets and liabilities for our business and may require the write-off of the portion of any regulatory asset or liability that was no longer probable of recovery through regulated rates. Management believes that currently available facts support the continued use of regulatory assets and liabilities and that all regulatory assets and liabilities are recoverable or refundable in the current rate environment.
The following are the balances of the regulatory assets and liabilities as of December 31:

(in Millions)	2010	2009
Assets
Recoverable pension and postretirement costs
Pension	$413	$409
Postretirement costs	152	150
Recoverable uncollectible expense	90	134
Deferred income taxes — Michigan Business Tax	64	64
Deferred environmental costs	41	40
Unamortized loss on reacquired debt	30	32
Cost to achieve Performance Excellence Process	19	—
Other	11	1

	820	830
Less amount included in current assets	(42)	(53)

	$778	$777

Liabilities
Asset removal costs	$347	$349
Negative pension offset	129	133
Refundable income taxes	77	88
Deferred income taxes — Michigan Business Tax	56	56
Refundable self implemented rates	26	—
Accrued GCR refund	8	25
Other	5	—

	648	651
Less amount included in current liabilities and other liabilities	(34)	(25)

	$614	$626

As noted below, regulatory assets for which costs have been incurred have been included (or are expected to be included, for costs incurred subsequent to the most recently approved rate case) in MichCon’s rate base, thereby providing a return on invested costs. Certain regulatory assets do not result from cash expenditures and therefore do not represent investments included in rate base or have offsetting liabilities that reduce rate base.
ASSETS
•	Recoverable pension and postretirement costs — The Company recognizes actuarial gains or losses and prior service costs that arise during the period but that are not immediately recognized as components of net periodic benefit costs as a regulatory asset since the traditional rate setting process allows for the recovery of pension and postretirement costs. The asset will reverse as the deferred items are recognized as benefit expenses in net income. (1)

•	Recoverable uncollectible expense — Receivable for the MPSC approved uncollectible expense tracking mechanism that tracks the difference in the fluctuation in uncollectible accounts and amounts recognized pursuant to the MPSC authorization.

•	Deferred income taxes — Michigan Business Tax (MBT) - In July 2007, the MBT was enacted by the State of Michigan. State deferred tax liabilities were established and offsetting regulatory assets were recorded as the impacts of the deferred tax liabilities will be reflected in rates as the related taxable temporary differences reverse and flow through current income tax expense. (1)

•	Deferred environmental costs — The MPSC approved the deferral of investigation and remediation costs associated with former MGP sites. Amortization of deferred costs is over a ten-year period beginning in the year after costs were incurred, with recovery (net of any insurance proceeds) through base rate filings.

•	Unamortized loss on reacquired debt — The unamortized discount, premium and expense related to debt redeemed with a refinancing are deferred, amortized and recovered over the life of the replacement issue.

•	Cost to achieve Performance Excellence Process (PEP) — The MPSC authorized the deferral of costs to implement the PEP. These costs consist of employee severance, project management and consultant support. These costs are amortized over a ten-year period beginning with the year subsequent to the year the costs were deferred.

(1)	Regulatory assets not earning a return.
LIABILITIES
•	Asset removal costs — The amount collected from customers for the funding of future asset removal activities.

•	Negative pension offset — The Company’s negative pension costs are not included as a reduction to its authorized rates; therefore, the Company is accruing a regulatory liability to eliminate the impact on earnings of the negative pension expense accrued. This regulatory liability will reverse to the extent the Company’s pension expense is positive in future years.

•	Refundable income taxes — Income taxes refundable to our customers representing the difference in property-related deferred income taxes payable and amounts recognized pursuant to MPSC authorization.

•	Deferred income taxes — Michigan Business Tax — In July 2007, the MBT was enacted by the State of Michigan. State deferred tax assets were established, and offsetting regulatory liabilities were recorded as the impacts of the deferred tax assets will be reflected in rates.

•	Refundable self implemented rates — Amounts refundable to customers for base rates implemented by MichCon in excess of amounts authorized in MPSC orders.

•	Accrued GCR refund — Liability for the temporary over-recovery of and a return on gas costs incurred by MichCon which are recoverable through the GCR mechanism.
2010 Gas Rate Case Filing
MichCon filed a rate case on July 27, 2010 based on a fully projected 2011 test year. The filing with the MPSC requested a $51 million increase in revenues. During the pendency of this proceeding, MichCon continuously evaluated its case and determined that it no longer desired to pursue the relief requested. On December 13, 2010, the MPSC approved MichCon’s request to withdraw this rate filing.
2009 Gas Rate Case Filing
On June 3, 2010, the MPSC issued an order in MichCon’s June 9, 2009 rate case filing. The MPSC approved an annual revenue increase of $119 million. Included in the approved increase in revenues was a return on equity of 11% on an expected permanent capital structure of 50.4% equity and 49.6% debt. The rate order includes a $22 million impact of lower depreciation rates as ordered by the MPSC in March 2010, effective April 1, 2010. Since the final rate relief ordered was less than the Company’s self-implemented rate increase of $170 million effective on January 1, 2010, the MPSC ordered refunds for the period the self-implemented rates were in effect. On January 20, 2011, the MPSC issued an order authorizing this refund to be applied as credits to customer bills during the February 2011 billing period. MichCon has a refund liability of approximately $26 million, including interest at December 31, 2010 representing the refund due customers.

     Other key aspects of the MPSC order include the following:
•	Continued application of an Uncollectible Expense Tracking Mechanism with two modifications. The base amount was increased prospectively from $37 million to $70 million with an 80/20 percent sharing of the expenses (modified from 90/10) above or below the base amount.

•	Implementation of a pilot RDM, that will require MichCon to recover or refund the change in distribution revenue resulting from the difference in weather-adjusted average sales per customer by rate schedule compared to the base average sales per customer by rate schedule established in the MPSC order for the period July 1, 2010 to June 30, 2011.

•	Approval of the recovery of regulatory unamortized balance of CTA, which the Company had previously expensed. See Note 8.
2008 MichCon Depreciation Filing
On March 18, 2010, the MPSC issued an order reducing MichCon’s composite depreciation rates from 2.97% to 2.38% effective April 1, 2010.
MichCon UETM
In March 2010, MichCon filed an application with the MPSC for approval of its UETM for 2009 requesting approximately $59 million consisting of $51 million of costs related to 2009 uncollectible expense and associated carrying charges and $8 million of under-collections for the 2007 UETM. On December 21, 2010, the MPSC approved MichCon’s request with new surcharges applicable to services rendered beginning on January 1, 2011.
Gas Cost Recovery Proceedings
The GCR process is designed to allow MichCon to recover all of its gas supply costs if incurred under reasonable and prudent policies and practices. The MPSC reviews these costs, policies and practices for prudence in annual plan and reconciliation filings.
The following table summarizes MichCon’s GCR reconciliation filing currently pending with the MPSC:

Net Over-Recovery,
GCR Year	Date Filed	Including Interest	GCR Cost of Gas Sold
2009-2010	June 2010	$5.9 million	$1.0 billion
2010-2011 Plan Year — In December 2009, MichCon filed its GCR plan case for the 2010-2011 GCR plan year. The MPSC issued an order in this case in September 2010 authorizing MichCon to charge a maximum of $7.06 per Mcf, adjustable monthly by a contingent factor. The MPSC also approved MichCon’s proposed fixed price gas purchasing program and provided clarification regarding treatment of certain affiliate purchases.
2011-2012 Plan Year — In December 2010, MichCon filed its GCR plan case for the 2011-2012 GCR plan year. MichCon filed for a maximum base GCR factor of $5.89 per Mcf adjustable monthly by a contingency factor.
Gas Main Renewal and Gas Meter Move Out Programs
The June 3, 2010 MPSC gas rate case order required MichCon to make filings related to gas main renewal and meter move-out programs. In a July 30, 2010 filing, MichCon proposed to implement a 10-year gas main renewal program beginning in 2012 which would require capital expenditures of approximately $17 million per year for renewing gas distribution mains, retiring gas mains, and where appropriate and when related to the gas main renewal or retirement activity, relocate inside meters to outside locations and renew service lines.

In a September 30, 2010 filing, MichCon proposed to implement a 10-year gas meter move out program beginning in 2012 which would require capital expenditures of approximately $22 million per year primarily for relocation of inside meters to the outside of residents’ houses. Recovery of costs associated with these two programs is expected to be provided through these filings or future MichCon rate cases.
Energy Optimization (EO) Plan
In March 2009, MichCon filed an EO Plan with the MPSC as required under Michigan Public Act 295 of 2008. The EO Plan application is designed to help each customer class reduce their gas usage by: (1) building customer awareness of energy efficiency options and (2) offering a diverse set of programs and participation options that result in energy savings for each customer class. In March 2010, MichCon filed an amended EO Plan with the MPSC. MichCon’s amended EO Plan proposed the recovery of EO expenditures for the period 2010-2015 of $150 million and further requested approval of surcharges that are designed to recover these costs, including a financial incentive mechanism. The MPSC approved the amended EO Plan and the surcharge and tariff sheets reflecting the exclusion of the financial incentive mechanism. The disposition of the financial incentive mechanism is expected to be addressed in the EO reconciliation case. In April 2010, MichCon filed a reconciliation for the 2009 plan year. The MichCon reconciliation included an underrecovery of $0.2 million, net of incentives of $0.9 million. On February 8, 2011, the MPSC issued an order approving MichCon’s 2009 EO reconciliation filing, including financial incentives.
Other
The Company is unable to predict the outcome of the unresolved regulatory matters discussed herein. Resolution of these matters is dependent upon future MPSC orders and appeals, which may materially impact the financial position, results of operations and cash flows of the Company.
NOTE 10 — INCOME TAXES
Income Tax Summary
MichCon is part of the consolidated federal income tax return of DTE Energy. Our federal income tax expense is determined on an individual company basis with no allocation of tax benefits or expenses from other affiliates of DTE Energy. MichCon has an income tax receivable of $48 million at December 31, 2010, and $38 million at December 31, 2009 due from DTE Energy.
Total income tax expense varied from the statutory federal income tax rate for the following reasons:

(Dollars in Millions)	2010	2009	2008
Income tax expense at 35% statutory rate	$69	$46	$41
Depreciation	(7)	(7)	(7)
State and local income taxes, net of federal benefit	9	3	3
Life insurance trust	—	—	3
Other, net	(3)	(2)	(2)

Total	$68	$40	$38

Effective income tax rate	34.3%	30.0%	32.2%

Components of income tax expense (benefit) were as follows:

(in Millions)	2010	2009	2008
Current income taxes
Federal	$(5)	$(21)	$(30)
State and other income tax expense	3	4	4

Total current income taxes	(2)	(17)	(26)
Deferred federal and other income tax expense
Federal	60	56	63
State and other income tax expense	10	1	1

Total deferred income taxes	70	57	64

Total	$68	$40	$38

Deferred tax assets and liabilities are recognized for the estimated future tax effect of temporary differences between the tax basis of assets or liabilities and the reported amounts in the financial statements. Deferred tax assets and liabilities are classified as current or noncurrent according to the classification of the related assets or liabilities. Deferred tax assets and liabilities not related to assets or liabilities are classified according to the expected reversal date of the temporary differences. Consistent with rate making treatment, deferred taxes are offset in the table below for temporary differences which have related regulatory assets and liabilities.
Deferred income tax assets (liabilities) were comprised of the following at December 31:

(in Millions)	2010	2009
Property, plant and equipment	$(341)	$(201)
Pension and benefits	(127)	(108)
Net operating loss	76	—
Other comprehensive income	1	1
Other, net	(25)	(9)

	$(416)	$(317)

Current deferred income tax assets	$38	$46
Long term deferred income tax liabilities	(454)	(363)

	$(416)	$(317)

Deferred income tax liabilities	$(935)	$(797)
Deferred income tax assets	519	480

	$(416)	$(317)

The above table excludes unamortized investment tax credits of $9 million and $10 million at December 31, 2010 and 2009, respectively. Investment tax credits are deferred and amortized to income over the average life of the related property.
Uncertain Tax Positions
A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in Millions)	2010	2009
Balance at January 1	$12	$11
Additions for tax positions of current years	—	2
Reductions for tax positions of prior years	(1)	(1)
Settlements	(9)	—

Balance at December 31	$2	$12

Unrecognized tax benefits at December 31, 2010, if recognized, would not have a significant impact on our effective rate.
The Company recognizes interest and penalties pertaining to income taxes in Interest expense and Other expenses, respectively, on our Consolidated Statements of Operations. The Company had $0.1 million and $1 million of accrued interest at December 31, 2010 and

December 31, 2009, respectively. The Company had no accrued penalties pertaining to income taxes at December 31, 2010 and December 31, 2009. We had $(1) million interest benefit in relation to income tax for the year ended December 31, 2010 and $1 million interest expense in relation to income tax for the years ended December 31, 2009.
In 2010, DTE Energy and its subsidiaries settled a federal tax audit for the 2007 and 2008 tax years, which resulted in the recognition of $9 million of unrecognized tax benefits by MichCon. In 2009, DTE Energy and its subsidiaries settled a federal tax audit for the 2004 through 2006 tax years. The resulting change to unrecognized tax benefits was not significant.
Michigan Business Tax
In July 2007, the Michigan Business Tax (MBT) was enacted by the State of Michigan to replace the Michigan Single Business Tax effective January 1, 2008. The MBT is comprised of an apportioned modified gross receipts tax of 0.8 percent and an apportioned business income tax of 4.95 percent. The MBT provides credits for Michigan business investment, compensation, and research and development. Legislation was also enacted, in 2007, by the State of Michigan creating a deduction for businesses that realize an increase in their deferred tax liability due to the enactment of the MBT. The MBT is accounted for as an income tax.
The MBT consolidated deferred tax liability balance is $74 million as of December 31, 2010 and is reported net of the related federal tax benefit. The MBT deferred tax asset balance is $56 million as of December 31, 2010 and is reported net of the related federal deferred tax liability. The regulated asset balance is $64 million and the regulated liability balance is $56 million as of December 31, 2010 and is further discussed in Note 9.
NOTE 11 — LONG-TERM DEBT AND PREFERRED SECURITIES
Long-Term Debt
Our long-term debt outstanding and interest rates of debt outstanding at December 31 were:

(in Millions)	2010	2009
First Mortgage Bonds, interest payable semi-annually
7.06% series due 2012	$40	$40
8.25% series due 2014	80	80
Senior notes, interest payable semi-annually
5.26% series due 2013	60	60
5.94% series due 2015	140	140
6.04% series due 2018	100	100
5.00% series due 2019	120	120
6.36% series due 2020	50	50
6.44% series due 2023	25	25
6.78% series due 2028	75	75
5.70% series due 2033	200	200

	890	890
Less: unamortized discount	(1)	(1)

Total	$889	$889

Substantially all of the net properties of MichCon are subject to the lien of its mortgage. Should MichCon fail to timely pay its indebtedness under the mortgage, such failure may create cross defaults in the indebtedness of DTE Energy.
The following table shows the scheduled debt maturities and sinking fund requirements, excluding any unamortized discount or premium on debt:

						2016 and
(in Millions)	2011	2012	2013	2014	2015	thereafter	Total
Amount to mature	$—	$40	$60	$80	$140	$570	$890

Preferred and Preference Securities — Authorized and Unissued
At December 31, 2010, MichCon had 7 million shares of preferred stock with a par value of $1 per share and 4 million shares of preference stock with a par value of $1 per share authorized, with no shares issued.
NOTE 12 — SHORT-TERM CREDIT ARRANGEMENTS AND BORROWINGS
In August 2010, MichCon entered into an amended and restated $250 million, two-year unsecured revolving credit agreement and a new $175 million, three-year unsecured revolving credit agreement with a syndicate of 23 banks and may be used for general corporate borrowings, but are intended to provide liquidity support for the Company’s commercial paper program. No one bank provides more than 8.25% of the commitment in any facility. Borrowings under the facilities are available at prevailing short-term interest rates.
The above agreements require the Company to maintain a total funded debt to capitalization ratio of no more than 0.65 to 1. In the agreements, “total funded debt” means all indebtedness of the Company and its consolidated subsidiaries, including capital lease obligations, hedge agreements and guarantees of third parties’ debt, but excluding contingent obligations, nonrecourse and junior subordinated debt and, except for calculations at the end of the second quarter, certain MichCon short-term debt. “Capitalization” means the sum of (a) total funded debt plus (b) “consolidated net worth,” which is equal to consolidated total stockholders’ equity of the Company and its consolidated subsidiaries (excluding pension effects under certain FASB statements), as determined in accordance with accounting principles generally accepted in the United States of America. At December 31, 2010, the total funded debt to total capitalization ratio for MichCon is 0.46 to 1. Should MichCon have delinquent obligations of at least $50 million to any creditor, such delinquency will be considered a default under its credit agreements.
At December 31, 2010, the Company had outstanding commercial paper of $150 million, resulting in net availability under the combined facilities of $275 million. At December 31, 2009, the Company had outstanding commercial paper of $327 million.
The weighted average interest rates for short-term borrowings were 0.4% and 0.7% at December 31, 2010 and 2009, respectively.
NOTE 13 — OPERATING LEASES
Lessee — MichCon leases certain property under operating lease arrangements expiring at various dates through 2025. Some leases contain renewal options. Future minimum lease payments under non-cancelable leases at December 31, 2010 were:

Operating
(in Millions)	Leases
2011	$1
2012	1
2013	1

Total minimum lease payments	$3

Rental expense for operating leases was $1 million in 2010, 2009 and 2008.

Lessor —MichCon leases a portion of its pipeline system to the Vector Pipeline through a capital lease contract that expires in 2020, with renewal options extending for five years. The components of the net investment in the capital lease at December 31, 2010, are as follows:

(in Millions)
2011	$9
2012	9
2013	9
2014	9
2015	9
Thereafter	44

Total minimum future lease receipts	89
Residual value of leased pipeline	40
Less unearned income	(56)

Net investment in capital lease	73
Less current portion	(2)

$71

NOTE 14 — COMMITMENTS AND CONTINGENCIES
Environmental Matters
Contaminated Sites — Prior to the construction of major interstate natural gas pipelines, gas for heating and other uses was manufactured locally from processes involving coal, coke or oil. The facilities, which produced gas, have been designated as manufactured gas plant (MGP) sites. MichCon owns, or previously owned, 14 former MGP sites. Investigations have revealed contamination related to the by-products of gas manufacturing at each site. In addition to the MGP sites, the Company is also in the process of cleaning up other contaminated sites. Cleanup activities associated with these sites will be conducted over the next several years.
The MPSC has established a cost deferral and rate recovery mechanism for investigation and remediation costs incurred at former MGP sites. Accordingly, MichCon recognizes a liability and corresponding regulatory asset for estimated investigation and remediation costs at former MGP sites. As of December 31, 2010 and December 31, 2009, the Company had $36 million, accrued for remediation.
Any significant change in assumptions, such as remediation techniques, nature and extent of contamination and regulatory requirements, could impact the estimate of remedial action costs for the sites and affect the Company’s financial position and cash flows. The Company anticipates the cost amortization methodology approved by the MPSC for MichCon, which allows MichCon to amortize the MGP costs over a ten-year period beginning with the year subsequent to the year the MGP costs were incurred, will prevent environmental costs from having a material adverse impact on the Company’s results of operations.
Labor Contracts
There are several bargaining units for the Company’s represented employees. The majority of our represented employees are under a contract that expires in October 2013.
Purchase Commitments
As of December 31, 2010, the Company was party to numerous long-term purchase commitments relating to a variety of goods and services required for its business. These agreements primarily consist of long-term gas purchase and transportation agreements. The Company estimates that these commitments will be approximately $1.3 billion through 2051. MichCon also estimates that 2011 capital expenditures will be approximately $180 million. The Company has made certain commitments in connection with expected capital expenditures.

Bankruptcies
The Company buys and sells gas and gas storage and transportation services to numerous companies operating in the steel, automotive, energy, retail and other industries. Certain of its customers have filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. The Company regularly reviews contingent matters relating to these customers and its sale contracts and it records provisions for amounts considered at risk of probable loss. The Company believes its previously accrued amounts are adequate for probable losses. The final resolution of these matters is not expected to have a material effect on its consolidated financial statements.
Other Contingencies
The Company is involved in certain legal, regulatory, administrative and environmental proceedings before various courts, arbitration panels and governmental agencies concerning claims arising in the ordinary course of business. These proceedings include certain contract disputes, additional environmental reviews and investigations, audits, inquiries from various regulators, and pending judicial matters. The Company cannot predict the final disposition of such proceedings. The Company regularly reviews legal matters and records provisions for claims that it can estimate and are considered probable of loss. The resolution of these pending proceedings is not expected to have a material effect on its operations or financial statements in the periods they are resolved.
See Note 9 for a discussion of contingencies related to Regulatory Matters.
NOTE 15 — RETIREMENT BENEFITS AND TRUSTEED ASSETS
Measurement Date
In 2008, the Company changed the measurement date of its pension and postretirement benefit plans from November 30 to December 31. As a result, the Company recognized an adjustment of $3 million ($2 million after tax) and $4 million to retained earnings and regulatory liabilities, respectively, which represents approximately one month of pension and postretirement benefit costs for the period December 1, 2007 to December 31, 2008.
Pension Plan Benefits
MichCon participates in various plans that provide pension and other postretirement benefits for MichCon and its affiliates. MichCon is allocated net periodic benefit costs (credits) for its share of the amounts of the combined plans. In prior years, MichCon served as the plan sponsor for a pension plan for represented employees that changed in 2008 to be sponsored by DTE Energy Corporate Services, LLC (LLC), a subsidiary of DTE Energy, which also became the plan sponsor for all plans of DTE Energy and its affiliates. The changes in plan sponsorship did not change the pension cost or contributions allocated to MichCon, or the benefits of plan participants. Disclosures in the following tables of benefit obligations and plan assets, components of net periodic benefit cost (credit), and changes in benefit obligations and assets include amounts allocated to MichCon for all plans.
The Company’s policy is to fund pension costs by contributing amounts consistent with the Pension Protection Act of 2006 provisions and additional amounts it deems appropriate. The Company does not expect to make a contribution to its pension plans in 2011. At the discretion of management, consistent with the Pension Protection Act of 2006 and depending on financial market conditions, the Company anticipates making contributions of up to approximately $80 million over the next five years.
In its April 2005 final rate order, the MPSC approved the deferral of the non-capitalized portion of the Company’s negative pension expense. In 2010 and 2009, the Company deferred $(4) million and $23 million, respectively, as a regulatory liability.

Net pension credit includes the following components:

(in Millions)	2010	2009	2008
Service cost	$12	$9	$10
Interest cost	42	42	40
Expected return on plan assets	(81)	(87)	(93)
Amortization of:
Net loss	17	2	—
Prior service cost	—	—	1

Net pension credit	$(10)	$(34)	$(42)

(in Millions)	2010	2009
Other changes in plan assets and benefit obligations recognized in Other comprehensive income and Regulatory assets
Net actuarial loss	$22	$37
Amortization of net actuarial gain	(17)	(1)

Total recognized in Regulatory assets (liabilities)	$5	$36

Total recognized in Net pension credit and Regulatory assets (liabilities)	$(5)	$2

Estimated amounts to be amortized from Regulatory assets into net periodic benefit cost during next fiscal year

Net actuarial loss	$27	$17

The following table reconciles the obligations, assets and funded status of the Company’s portion of the pension plans as well as the amounts recognized as prepaid pension cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2010	2009
Accumulated benefit obligation, end of year	$709	$667

Change in projected benefit obligation
Projected benefit obligation, beginning of year	$722	$627
Service cost	11	9
Interest cost	41	42
Actuarial loss	35	87
Benefits paid	(42)	(43)

Projected benefit obligation, end of year	$767	$722

Change in plan assets
Plan assets at fair value, beginning of year	$842	$749
Actual return on Plan assets	94	136
Benefits paid	(42)	(43)

Plan assets at fair value, end of year	$894	$842

Funded status of the Plans, December 31	$127	$120

Amounts recorded as:
Noncurrent assets	$178	$154
Current liabilities	(1)	(1)
Noncurrent liabilities	(50)	(33)

	$127	$120

(in Millions)
Amounts recognized in Regulatory assets and Accumulated other comprehensive loss
Net actuarial loss	$419	$414
Prior service cost	(4)	(4)

	$415	$410

Regulatory assets	$413	$409
Other comprehensive loss	2	1

	$415	$410

Assumptions used in determining the projected benefit obligation and net pension costs are listed below:

	2010	2009	2008
Projected benefit obligation
Discount rate	5.50%	5.90%	6.90%
Rate of compensation increase	4.00%	4.00%	4.00%
Net pension costs
Discount rate	5.90%	6.90%	6.50%
Rate of compensation increase	4.00%	4.00%	4.00%
Expected long-term rate of return on Plan assets	8.75%	8.75%	8.75%

     The Company employs a formal process in determining the long-term rate of return for various asset classes. Management reviews historic financial market risks and returns and long-term historic relationships between the asset classes of equities, fixed income and other assets, consistent with the widely accepted capital market principle that asset classes with higher volatility generate a greater return over the long-term. Current market factors such as inflation, interest rates, asset class risks and asset class returns are evaluated and considered before long-term capital market assumptions are determined. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment management and rebalancing. Peer data is reviewed to check for reasonableness. The long-term portfolio return is also established employing a consistent formal process, with due consideration of diversification, active investment and rebalancing. As a result of this process, the Company is lowering its long-term rate of return assumptions for its pension plans to 8.50% for 2011. The Company believes this rate is a reasonable assumption for the long-term rate of return on its plan assets for 2011 given its investment strategy.
At December 31, 2010, the benefits related to the Company’s qualified and nonqualified pension plans expected to be paid in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(In millions)
2011	$42
2012	44
2013	44
2014	44
2015	47
2016 — 2020	255

Total	$476

The Company employs a total return investment approach whereby a mix of equities, fixed income and other investments are used to maximize the long-term return on plan assets consistent with prudent levels of risk, with consideration given to the liquidity needs of the plan. The intent of this strategy is to minimize plan expenses over the long term. Risk tolerance is established through consideration of future plan cash flows, plan funded status, and corporate financial considerations. The investment portfolio contains a diversified blend of equity, fixed income and other investments. Furthermore, equity investments are diversified across U.S. and non-U.S. stocks, growth and value investment styles, and large and small market capitalizations. Fixed income securities generally include corporate bonds of companies from diversified industries, mortgage-backed securities, and U.S. Treasuries. Other assets such as private equity and hedge funds are used to enhance long-term returns while improving portfolio diversification. Derivatives may be utilized in a risk controlled manner, to potentially increase the portfolio beyond the market value of invested assets and reduce portfolio investment risk. Investment risk is measured and monitored on an ongoing basis through annual liability measurements, periodic asset/liability studies, and quarterly investment portfolio reviews.

Target allocations for plan assets as of December 31, 2010 are listed below:

U.S. Large Cap Equity Securities	22%
U.S. Small Cap and Mid Cap Equity Securities	5
Non U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	8

100%

Fair Value Measurements at December 31, 2010(a)

				Balance at
(in Millions)	Level 1	Level 2	Level 3	December 31, 2010
Asset Category:
Short-term investments (b)	$—	$11	$—	$11
Equity securities
U.S. Large Cap(c)	213	12	—	225
U.S. Small/Mid Cap(d)	57	2	—	59
Non U.S(e)	89	70	—	159
Fixed income securities(f)	19	189	—	208
Other types of investments
Hedge Funds and Similar Investments(g)	59	23	95	177
Private Equity and Other(h)	—	—	55	55

Total	$437	$307	$150	$894

Fair Value Measurements at December 31, 2009(a)

				Balance at
(in Millions)	Level 1	Level 2	Level 3	December 31, 2009
Asset Category:
Short-term investments (b)	$—	$21	$—	$21
Equity securities
U.S. Large Cap(c)	217	10	—	227
U.S. Small/Mid Cap(d)	51	1	—	52
Non U.S(e)	76	40	—	116
Fixed income securities(f)	15	198	—	213
Other types of investments
Hedge Funds and Similar Investments(g)	—	—	160	160
Private Equity and Other(h)	—	—	53	53

Total	$359	$270	$213	$842

(a)	See Note 4 — Fair Value for a description of levels within the fair value hierarchy.

(b)	This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)	This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)	This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)	This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)	This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

(g)	This category includes a diversified group of funds and strategies that attempt to capture financial market inefficiencies. In 2009, pricing for investments in this category was based on limited observable inputs as there was little, if any, publicly available pricing. Valuations for assets in this category may be based on relevant publicly-traded securities, derivatives, and privately-traded securities. In 2010, pricing for investments in this category included quoted prices in active markets and quotations from broker or pricing services. Non-exchanged traded securities held in commingled funds are classified as Level 2 assets.

(h)	This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.
The pension trust holds debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on underlying securities, using quoted prices in actively traded markets. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Hedge Funds and	Private Equity and
(in Millions)	Similar Investments	Other	Total
Beginning Balance at January 1, 2010	$160	$53	$213
Total realized/unrealized gains (losses)	16	7	23
Purchases, sales and settlements	(81)	(5)	(86)

Ending Balance at December 31, 2010	$95	$55	$150

The amount of total gains (losses) for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$9	$5	$14

	Hedge Funds and	Private Equity and
(in Millions)	Similar Investments	Other	Total
Beginning Balance at January 1, 2009	$155	$52	$207
Total realized/unrealized gains (losses)	10	(3)	7
Purchases, sales and settlement	(5)	4	(1)

Ending Balance at December 31, 2009	$160	$53	$213

The amount of total gains (losses) for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$11	$(3)	$8

The Company also participates in defined contribution retirement savings plans for DTE Energy and its affiliates. Participation in one of these plans is available to substantially all represented and non-represented employees. The Company matches employee contributions up to certain predefined limits based upon eligible compensation, the employee’s contribution rate and, in some cases, years of credited service. The cost of these plans was $4 million in each of the years 2010, 2009, and 2008.
Other Postretirement Benefits
The Company participates in plans sponsored by LLC that provide certain postretirement health care and life insurance benefits for employees who are eligible for these benefits. The Company’s policy is to fund certain trusts to meet our postretirement benefit obligations. Separate qualified Voluntary Employees Beneficiary Association (VEBA) trusts exist for represented and non-represented employees. In 2010, the Company contributed $70 million to the VEBA trusts, including a transfer of $25 million from the MichCon Grantor Trust. The Company contributed $45 million to the VEBA trusts in January 2011. At the discretion of management, subject to MPSC requirements, the Company does not plan on making additional contributions to the VEBA trusts in 2011. Net postretirement cost includes the following components:

(in Millions)	2010	2009	2008
Service cost	$14	$13	$14
Interest cost	28	30	27
Expected return on plan assets	(23)	(18)	(17)
Amortization of
Net loss	9	7	5
Prior service cost	1	1	1
Net transition obligation	3	3	3

Net postretirement cost	$32	$36	$33

(in Millions)	2010	2009
Other changes in plan assets and APBO recognized in regulatory assets
Net actuarial (gain) loss	$31	$(16)
Amortization of net actuarial gain	(9)	(7)
Prior service credit	(16)	—
Amortization of prior service credit	(1)	(1)
Amortization of transition obligation	(3)	(3)

Total recognized in regulatory assets	$2	$(27)

Total recognized in net postretirement cost and regulatory assets	$34	$9

Estimated amounts to be amortized from regulatory assets into net periodic benefit cost during next fiscal year

Net actuarial loss	$13	$8
Prior service cost (credit)	(2)	1
Net transition obligation	1	3

	$12	$12

The following table reconciles the obligations, assets and funded status of the Company’s portion of the plans including amounts recorded as accrued postretirement cost in the Consolidated Statements of Financial Position at December 31:

(in Millions)	2010	2009
Change in accumulated postretirement benefit obligation
Accumulated postretirement benefit obligation, beginning of year	$488	$466
Service cost	14	13
Interest cost	28	30
Plan amendments	(16)	—
Actuarial loss	39	3
Benefits paid and Medicare Part D	(25)	(24)

Accumulated postretirement benefit obligation, end of year	$528	$488

(in Millions)	2010	2009
Change in plan assets
Plan assets at fair value, beginning of year	$270	$118
Company contributions	70	115
Actual return on plan assets	32	37
Benefits paid	(26)	—

Plan assets at fair value, end of year	$346	$270

Funded status at fair value, December 31	$(182)	$(218)

Noncurrent liabilities	$(182)	$(218)

Amounts recognized in regulatory assets
Net loss	$158	$136
Prior service cost (credit)	(8)	2
Net transition obligation	2	12

Regulatory Asset — postretirement costs	$152	$150

Assumptions used in determining the projected benefit obligation and net benefit cost are listed below:

	2010	2009	2008
Projected benefit obligation
Discount rate	5.50%	5.90%	6.90%
Net benefit costs
Discount rate	5.90%	6.90%	6.50%
Expected long-term rate of return on plan assets	8.75%	8.75%	8.75%
Health care trend rate pre-65	7.00%	7.00%	7.00%
Health care trend rate post-65	7.00%	7.00%	6.00%
Ultimate health care trend rate	5.00%	5.00%	5.00%
Year in which ultimate reached	2016	2016	2011
A one percentage point increase in health care cost trend rates would have increased the total service cost and interest cost components of benefit costs by $7 million and increased the accumulated benefit obligation by $54 million at December 31, 2010. A one percentage point decrease in the health care cost trend rates would have decreased the total service cost and interest cost components of benefit costs by $7 million and would have decreased the accumulated benefit obligation by $80 million at December 31, 2010.
At December 31, 2010, the benefits expected to be paid, including prescription drug benefits, in each of the next five years and in the aggregate for the five fiscal years thereafter are as follows:

(in Millions)
2011	$27
2012	27
2013	32
2014	34
2015	35
2016 — 2020	196

Total	$351

The process used in determining the long-term rate of return for assets and the investment approach for our other postretirement benefits plans is similar to those previously described for our pension plans.
In December 2003, the Medicare Act was signed into law which provides for a non-taxable federal subsidy to sponsors of retiree health care benefit plans that provide a benefit that is at least “actuarially equivalent” to the benefit established by law. The effects of the subsidy reduced net periodic postretirement benefit costs by $2 million in 2010, $4 million in 2009, and $3 million in 2008.

At December 31, 2010, the gross amount of federal subsidies expected to be received in each of the next two years is estimated to be $2 million in 2011 and 2012, respectively.
Target allocations for plan assets as of December 31, 2010 are listed below:

U.S. Equity Securities	25%
Non U.S. Equity Securities	20
Fixed Income Securities	25
Hedge Funds and Similar Investments	20
Private Equity and Other	10

100%
Fair Value Measurements at December 31, 2010(a)

				Balance at
(in Millions)	Level 1	Level 2	Level 3	December 31, 2010
Asset Category:
Short-term investments(b)	$—	$3	$—	$3
Equity securities
U.S. Large Cap(c)	42	21	—	63
U.S. Small/Mid Cap(d)	20	19	—	39
Non U.S(e)	27	41	—	68
Fixed income securities(f)	1	85	—	86
Other types of investments
Hedge Funds and Similar Investments(g)	26	16	30	72
Private Equity and Other(h)	—	—	15	15

Total	$116	$185	$45	$346

Fair Value Measurements at December 31, 2009(a)

				Balance at
(in Millions)	Level 1	Level 2	Level 3	December 31, 2009
Asset Category:
Short-term investments(b)	$—	$5	$—	$5
Equity securities
U.S. Large Cap(c)	46	25	—	71
U.S. Small/Mid Cap(d)	14	16	—	30
Non U.S(e)	23	22	—	45
Fixed income securities(f)	3	73	—	76
Other types of investments
Hedge Funds and Similar Investments(g)	—	—	29	29
Private Equity and Other(h)	—	—	14	14

Total	$86	$141	$43	$270

(a)	See Note 4 — Fair Value for a description of levels within the fair value hierarchy.

(b)	This category predominantly represents certain short-term fixed income securities and money market investments that are managed in separate accounts or commingled funds. Pricing for investments in this category are obtained from quoted prices in actively traded markets or valuations from brokers or pricing services.

(c)	This category comprises both actively and not actively managed portfolios that track the S&P 500 low cost equity index funds. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(d)	This category represents portfolios of small and medium capitalization domestic equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(e)	This category primarily consists of portfolios of non-U.S. developed and emerging market equities. Investments in this category are exchange-traded securities whereby unadjusted quote prices can be obtained. Exchange-traded securities held in a commingled fund are classified as Level 2 assets.

(f)	This category includes corporate bonds from diversified industries, U.S. Treasuries, and mortgage backed securities. Pricing for investments in this category is obtained from quoted prices in actively traded markets and quotations from broker or pricing services. Non-exchange traded securities and exchange-traded securities held in commingled funds are classified as Level 2 assets.

g)	This category includes a diversified group of funds and strategies that attempt to capture financial market inefficiencies. In 2009, pricing for investments in this category was based on limited observable inputs as there was little, if any, publicly available pricing. Valuations for assets in this category may be based on relevant publicly-traded securities, derivatives, and privately-traded securities. In 2010, pricing for investments in this category included quoted prices in active markets and quotations from broker or pricing services. Non-exchanged traded securities held in commingled funds are classified as Level 2 assets.

(h)	This category includes a diversified group of funds and strategies that primarily invests in private equity partnerships. Pricing for investments in this category is based on limited observable inputs as there is little, if any, publicly available pricing. Valuations for assets in this category may be based on discounted cash flow analyses, relative publicly-traded comparables and comparable transactions.
The VEBA trusts hold debt and equity securities directly and indirectly through commingled funds and institutional mutual funds. Exchange-traded debt and equity securities held directly are valued using quoted market prices in actively traded markets. The commingled funds and institutional mutual funds which hold exchange-traded equity or debt securities are valued based on underlying securities, using quoted prices in actively traded markets. Non-exchange traded fixed income securities are valued by the trustee based upon quotations available from brokers or pricing services. A primary price source is identified by asset type, class or issue for each security. The trustees monitor prices supplied by pricing services and may use a supplemental price source or change the primary price source of a given security if the trustees challenge an assigned price and determine that another price source is considered to be preferable. MichCon has obtained an understanding of how these prices are derived, including the nature and observability of the inputs used in deriving such prices. Additionally, MichCon selectively corroborates the fair values of securities by comparison of market-based price sources.
Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Hedge Funds and	Private Equity and
(in Millions)	Similar Investments	Other	Total
Beginning Balance at January 1, 2010	$29	$14	$43
Total realized/unrealized gains (losses)	3	3	6
Purchases, sales and settlements	(5)	1	(4)

Ending Balance at December 31, 2010	$27	$18	$45

The amount of total gains (losses) for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$2	$2	$4

Fair Value Measurements Using Significant Unobservable Inputs (Level 3):

	Hedge Funds and	Private Equity and
(in Millions)	Similar Investments	Other	Total
Beginning Balance at January 1, 2009	$24	$12	$36
Total realized/unrealized gains (losses)	2	1	3
Purchases, sales and settlements	3	1	4

Ending Balance at December 31, 2009	$29	$14	$43

The amount of total gains (losses) for the period attributable to the change in unrealized gains or losses related to assets still held at the end of the period	$2	$1	$3

Healthcare Legislation
In March 2010, the Patient Protection and Affordable Care Act (PPACA) and the Health Care and Education Reconciliation Act (HCERA) were enacted into law (collectively, the “Act”). The Act is a comprehensive health care reform bill. A provision of the PPACA repeals the current rule permitting deduction of the portion of the drug coverage expense that is offset by the Medicare Part D subsidy, effective for taxable years beginning after December 31, 2012.
MichCon’s retiree healthcare plan includes the provision of postretirement prescription drug coverage (“coverage”) which is included in the calculation of the recorded other postemployment benefit (OPEB) obligation. Because the Company’s coverage meets certain criteria, MichCon is eligible to receive the Medicare Part D subsidy. With the enactment of the Act, the subsidy will continue to not be subject to tax, but an equal amount of prescription drug coverage expenditures will not be deductible. Income tax accounting rules require the impact of a change in tax law be recognized in continuing operations in the Consolidated Statements of Operations in the period that the tax law change is enacted.
This change in tax law required a remeasurement of the Deferred Tax Asset related to the OPEB obligation and the Deferred Tax Liability related to the OPEB Regulatory Asset. The net impact of the remeasurement is $4 million and has been deferred as a Regulatory Asset as the traditional rate setting process allows for the recovery of income tax costs.
Grantor Trust
The Company maintains a Grantor Trust to fund other postretirement benefit obligations that invests in life insurance contracts and income securities. Employees and retirees have no right, title or interest in the assets of the Grantor Trust, and the Company can revoke the trust subject to providing the MPSC with prior notification. MichCon accounts for its investment at fair value with unrealized gains and losses recorded to earnings.

NOTE 16 — RELATED PARTY TRANSACTIONS
The Company has agreements with affiliated companies to provide storage and transportation services and for the purchase of natural gas. The Company also has an agreement with a DTE Energy affiliate where it is charged for its use of their shared capital assets. A shared services company accumulates various corporate support services expenses and charges various subsidiaries of DTE Energy, including MichCon. MichCon participates in a defined benefit retirement plan sponsored by another affiliate of DTE Energy.
The following is a summary of transactions with affiliated companies:

(in Millions)	2010	2009	2008
Revenues
Storage and transportation services	$2	$2	$2
Other services	3	5	3
Costs
Gas purchases	2	3	28
Other services and interest	20	20	22
Corporate expenses	118	123	134
Other
Dividends declared	70	50	37
Dividends paid	70	50	50
Capital contribution (1)	25	—	62

	December 31
(in Millions)	2010	2009
Assets
Accounts and notes receivable (2)	$54	$54
Prepaid pension assets	178	154
Liabilities & Equity
Accounts payable (2)	24	21
Short-term borrowings	137	115
Other liabilities
Accrued pension liability	50	33
Accrued postretirement liability	182	218

(1)	The 2008 amount consists of $50 million representing a capital contribution from parent company and $12 million related to the transfer of four carbon dioxide processing facilities from an affiliated company to MichCon.

(2)	Our accounts receivable from affiliated companies and accounts payable to affiliated companies are payable upon demand and are generally settled in cash within a monthly business cycle.